SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2012

Wound Management Technologies, Inc.
(Exact name of registrant as specified in its charter)

Texas	0-11808	59-2219994
(State or other jurisdiction incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Main Street, Suite 3100, Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code 817-820-7080

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

In connection with a settlement agreement entered into with Juventas, LLC, a Texas limited liability company ("**Juventas**"), Wound Management Technologies, Inc., a Texas corporation (the "**Company**"), Wound Care Innovations, L.L.C., a Nevada limited liability company and wholly owned subsidiary of the Company ("**WCI**"), and certain of their affiliates (such affiliates, together with the Company and WCI, collectively, the "**Company Parties**"), issued to Juventas a Secured Promissory Note, dated as of March 20, 2012, in the principal amount of $930,000 (the "**2012 Note**"). The Company Parties also entered into a security agreement (the "**Security Agreement**") with Juventas pursuant to which the 2012 Note was secured by all inventory of the Company Parties (together with any proceeds of such inventory) and all other assets of the Company Parties (collectively, the "**Collateral**").

On June 26, 2012, the Company, along with the other Company Parties, received notice from Juventas that—pursuant to Juventas's rights under the Security Agreement and as the result of the Company Parties' default under the 2012 Note for a failure to make payments due thereunder as of May 21, 2012—Juventas would be exercising its right to (i) take immediate and exclusive possession of the Collateral and (ii) sell, lease, or license the Collateral in order to satisfy unpaid obligations under the 2012 Note.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WOUND MANAGEMENT TECHNOLOGIES, INC.

Date: June 27, 2012

By:________________________________

Robert Lutz, Jr., Chief Executive Officer